Exhibit 10.6

CATERPILLAR INC.
SUPPLEMENTAL RETIREMENT PLAN

(formerly known as the Caterpillar Inc. Supplemental Pension Benefit Plan)

(Amended and Restated as of December 5, 2013)

Table of Contents

ARTICLE I. DEFINITIONS

ARTICLE II. ELIGIBILITY; ADOPTION BY AFFILIATES

ARTICLE III. DETERMINATION OF BENEFIT

ARTICLE IV. VESTING

ARTICLE V. PAYMENT OF BENEFIT

ARTICLE VI. ADMINISTRATION OF THE PLAN

ARTICLE VII. AMENDMENT

ARTICLE VIII. GENERAL PROVISIONS

CATERPILLAR INC.
SUPPLEMENTAL RETIREMENT PLAN

PREAMBLE

The Caterpillar Inc. Supplemental Retirement Plan (formerly known as the Caterpillar Inc. Supplemental Pension Benefit Plan and hereinafter referred to as the “Plan”) was established as of January 1, 1976 by Caterpillar Inc. (the “Company”) to provide additional pension benefits to individuals who participate in the Caterpillar Inc. Retirement Income Plan, as amended, or any successor(s) to such plan (“RIP”), but whose benefits are limited due to the application of Section 401(a)(17) and/or Section 415 of the Internal Revenue Code of 1986, as amended. The Plan also provides the benefits that would otherwise be payable pursuant to RIP but for (i) an individual’s deferral of compensation under the Caterpillar Inc. Deferred Employees’ Investment Plan, the Caterpillar Inc. Supplemental Employees’ Investment Plan, or the Caterpillar Inc. Supplemental Deferred Compensation Plan or (ii) the exclusions from “Total Earnings” under RIP for an individual’s lump sum discretionary awards and variable base pay.

This amended and restated Plan is effective as of the dates specified herein.

ARTICLE I
DEFINITIONS

1.1    General. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article I. The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:

(a)    “Adopting Affiliate” means any Affiliate that has been authorized by the Company to adopt the Plan and which has adopted the Plan in accordance with Section 2.5. All Affiliates that adopted the Plan on or before the Effective Date and that had not terminated such adoption shall continue to be Adopting Affiliates of the Plan.

(b)    “Affiliate” means a parent business that controls, or a subsidiary business that is controlled by, the Company.

(c)    “Beneficiary” means, with respect to a Participant, the person or persons entitled to receive distributions of the Participant’s death benefits under RIP.

(d)    “Benefit Determination Date” means the following:

(i)    On or After Effective Date But Prior to January 1, 2009. On or after the Effective Date but prior to January 1, 2009, a Participant’s Benefit Determination Date shall be the date as of which the Participant has elected to commence benefits under RIP.

(ii)    On or After January 1, 2009. On or after January 1, 2009, a Participant’s Benefit Determination Date shall be the date determined under (1) or (2) below:

(iii)    With respect to (x) a Participant’s PEP Benefit (as defined in Section 3.2(b)), (y) a Choice Participant’s benefits under this Plan, or (z) a Participant’s Traditional Benefit (as defined in Section 3.2(a)) where the Participant satisfies the requirements under Section 5.2(d)(1)(i), (ii), (iii), (iv), or (v) as of the Participant’s Separation from Service, the Participant’s Benefit Determination Date shall be the first day of the month following the Participant’s Separation from Service.

(iv)    With respect to a Participant’s Traditional Benefit (as defined in Section 3.2(a)) for a Participant other than a Choice Participant where the Participant does not satisfy the requirements under Section 5.2(d)(1)(i), (ii), (iii), (iv), or (v) as of the Participant’s Separation from Service, the Participant’s Benefit Determination Date shall be the first day of the month following the date that the Participant first satisfies the requirements under Section 5.2(d)(1)(i), (ii), (iii), (iv), or (v).

(e)    “Benefit Payment Date” means the date as of which the Participant’s benefit amounts under the Plan shall be payable, as determined in accordance with Section 5.2(d).

(f)    “Board” means the Board of Directors of the Company, or any authorized committee of the Board.

(g)    “Choice Participant” means a Participant who (i) has a “frozen traditional benefit” under RIP as a result of the election made by such Participant to cease accruing a benefit under the traditional benefit formula of RIP and to begin accruing a benefit under the pension equity formula of RIP and (ii) had accrued a Traditional Benefit (as defined in Section 3.2(a)) under this Plan as of June 30, 2003.

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i)    “Company” means Caterpillar Inc., and, to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

(j)    “DEIP” means the Caterpillar Inc. Deferred Employees’ Investment Plan, as amended.

(k)    “Director” means the Company’s Director of Compensation + Benefits.

(l)    “Disability” or “Disabled” means that a Participant is determined to be totally disabled by the United States Social Security Administration.

(m)    “Effective Date” means January 1, 2005.

(n)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

(o)    “Lump Sum Discretionary Award” means any lump sum discretionary award paid to a Participant as determined in accordance with the established pay practices of the Company and Adopting Affiliates.

(p)    “Participant” means an employee of the Company or any Adopting Affiliate who satisfies the eligibility requirements for participation in the Plan.

(q)    “Plan” means the Caterpillar Inc. Supplemental Retirement Plan, as set forth herein and as it may be amended from time to time.

(r)    “Plan Administrator” means the Director.

(s)    “Plan Year” means the calendar year.

(t)    “RIP” means the Caterpillar Inc. Retirement Income Plan, as amended or any successor(s) to such plan.

(u)    “SDCP” means the Caterpillar Inc. Supplemental Deferred Compensation Plan, as amended or any successor(s) to such plan.

(v)    “SEIP” means the Caterpillar Inc. Supplemental Employees’ Investment Plan, as amended.

(w)    “Separation from Service” means separation from service as determined in accordance with any regulations, rulings or other guidance issued by the Department of the Treasury pursuant to Section 409A(a)(2)(A)(i) of the Code, as it may be amended or replaced from time to time.

(x)    “Specified Employee” means a “key employee” as defined in Section 416(i) of the Code without regard to Section 416(i)(5) and determined in accordance with Section 409A(a)(2)(B)(i) of the Code.

(y)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For purposes of the Plan, an “Unforeseeable Emergency” shall not include a Participant’s need to send his or her child to college or a Participant’s desire to purchase a home. Any determination as to whether a Participant has incurred an Unforeseeable Emergency shall be made in the sole discretion of the Plan Administrator in accordance with rules prescribed pursuant to Section 409A of the Code.

(z)    “Variable Base Pay” means the variable base pay paid to a Participant as determined in accordance with the established pay practices of the Company and Adopting Affiliates.

(aa)    “Sunset Participant” means a Participant who is classified as a “Sunset Participant” under the terms of RIP.

(ab)	“GSCS” means Caterpillar Logistics Services LLC (f/k/a Caterpillar Logistics Services, Inc.).

(ac)“GSCS Participant” means a Participant who is employed by GSCS upon the closing of the sale of GSCS to an entity that is not an Affiliate.

(ad)“GSCS Closing Date” means the date on which the sale of GSCS to an entity that is not an Affiliate is completed.

1.2    Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Illinois without regard to conflict of law principles and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other Federal law.

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES

2.1    Eligible Employees. The purpose of the Plan is to provide supplemental retirement benefits to a select group of management or highly compensated employees. This group of employees is sometimes referred to as a “top hat group.” The Plan constitutes an unfunded supplemental retirement plan and is fully exempt from Parts 2, 3, and 4 of Title I of ERISA. The Plan shall be governed and construed in accordance with Title I of ERISA.

2.2    Existing Participants.  Each individual who was a Participant in the Plan as of the date of execution of this plan document shall continue as such, subject to the provisions hereof.

2.3    New Participants. An employee shall participate in the Plan if the employee is receiving, is eligible to receive, or is accruing retirement benefits pursuant to RIP; and

(a)    the employee’s RIP benefits are limited by application of Section 401(a)(17) of the Code;

(b)    the employee’s RIP benefits are limited by application of Section 415(b) of the Code;

(c)    the employee’s RIP benefits are decreased due to the employee’s deferral of salary or incentive compensation under SEIP, DEIP or SDCP; or

(d)    the employee’s RIP benefits are limited due to the exclusions from “Total Earnings” (as defined under RIP) for the employee’s Lump Sum Discretionary Awards and Variable Base Pay.

2.4    Discontinuance of Participation. As a general rule, once an individual is a Participant, he will continue as such for all future Plan Years until his retirement or other termination of employment. In addition, prior to retirement or other termination of employment, the Plan Administrator shall discontinue an individual’s participation in the Plan if the Plan Administrator concludes, in the exercise of his discretion, that the individual is no longer properly included in the top hat group. If an individual’s participation is discontinued, the individual will no longer be eligible to accrue a benefit under the Plan. The individual will not be entitled to receive a distribution, however, until the occurrence of another event (e.g., death or Separation from Service) that entitles the individual to receive a distribution.

2.5    Adoption by Affiliates. An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan. An Affiliate of the Company may adopt the Plan only with the approval of the Company. By adopting the Plan, the Affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by the Plan, agreed to comply with all of the other terms and provisions of the Plan, delegated to the Plan Administrator the power and responsibility to administer the Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate the Plan with respect to the Affiliate’s employees. Notwithstanding the foregoing, an Affiliate that has previously adopted the Plan may terminate its participation in the Plan in accordance with such rules and procedures that are promulgated by the Company.

ARTICLE III
DETERMINATION OF BENEFIT

3.1    General. Benefit amounts payable under the Plan shall be determined pursuant to Section 3.2 and, if applicable, adjusted pursuant to Section 3.4. Such determinations shall be made by reference to (a) the benefit amounts that would be payable to the Participant under RIP if SEIP, DEIP and SDCP deferrals and any Lump Sum Discretionary Awards or Variable Base Pay were taken into account in determining the Participant’s benefits thereunder and (b) without regard to the applicable limitations under Sections 401(a)(17) and 415 of the Code. For avoidance of doubt, effective January 1, 2011, any Participant who is not a Sunset Participant shall not receive any additional benefit accruals under this Article III, and any Sunset Participant shall not receive any additional benefit accruals under this Article III effective as of the earlier of: (1) the date he is no longer a Sunset Participant or (2) January 1, 2020.

3.2    Amount of Benefit Payable to Participant. The monthly benefit payable to the Participant by the Plan shall be equal to the sum of the Participant’s “Traditional Benefit” and “PEP Benefit” amounts (both as defined below), if any, determined under subsections (a) and (b) below as of the Participant’s Benefit Determination Date:

(a)    “Traditional Benefit”. Any benefit payable to the Participant by the Plan under the “traditional benefit” provisions of RIP, as it may be amended from time to time, shall be determined as follows:

(1)    Step One. The Plan Administrator shall determine the benefit that would be payable to the Participant pursuant to RIP if SEIP, DEIP and SDCP deferrals and any Lump Sum Discretionary Awards or Variable Base Pay were taken into account and without regard to the applicable limitations under Sections 401(a)(17) and 415 of the Code. For purposes of this Section 3.2(a)(1), the parenthetical phrase of Section 5.2 of RIP reading “(2% for Participants in salary grades 30 or 31, 2.25% for Participants in salary grade 32, 2.4% for Participants in salary grades 33 or higher)” shall be disregarded.

(2)    Step Two. The Plan Administrator shall determine the Participant’s benefit that would be payable pursuant to RIP (as calculated as of the Participant’s Benefit Determination Date).

(3)    Step Three. The amount determined pursuant to paragraph (2) above shall be subtracted from the amount determined pursuant to paragraph (1) above to determine the benefit payable to the Participant pursuant to this Section 3.2(a) of the Plan (herein referred to as a Participant’s “Traditional Benefit”).

(b)    “PEP Benefit”. Any benefit payable by the Plan to the Participant under the “pension equity formula” provisions of RIP, as it may be amended from time to time, shall be determined as follows:

(1)    Step One. The Plan Administrator shall determine the single sum amount that would be payable to the Participant pursuant to RIP if SEIP, DEIP and SDCP deferrals and any Lump Sum Discretionary Awards or Variable Base Pay were taken into account and without regard to the applicable limitations under Sections 401(a)(17) and 415 of the Code.

(2)    Step Two. The Plan Administrator shall determine the Participant’s single sum amount that would be payable pursuant to RIP (as calculated as of the Participant’s Benefit Determination Date).

(3)    Step Three. The amount determined pursuant to paragraph (2) above shall be subtracted from the amount determined pursuant to paragraph (1) above to determine the single sum amount payable to the Participant pursuant to this Section 3.2(b) of the Plan (herein referred to as a Participant’s “PEP Benefit”).

3.3    Survivor Benefits. In the event a Participant dies after becoming vested under the Plan pursuant to Section 4.1 but prior to commencing his benefits under the Plan pursuant to Article V, a survivor benefit shall be payable as follows:

(a)    Traditional Benefit. With respect to a Participant’s Traditional Benefit, if any, determined under Section 3.2(a) (and, if applicable, adjusted under Section 3.4), the Participant’s surviving spouse, if any, shall be entitled to a monthly survivor benefit payable during the spouse’s lifetime and terminating with the payment for the month in which such spouse’s death occurs. The monthly benefit payable to the surviving spouse shall be the portion of the amount determined under Section 3.2(a) (and, if applicable, adjusted under Section 3.4) as of the Participant’s Benefit Determination Date that the surviving spouse would have been entitled to receive under this Plan if the Participant had separated from service on the date of his death, commenced benefits in accordance with Article V in the form of a 50% joint and survivor annuity, and then died immediately thereafter. A surviving spouse who was not married to the deceased Participant for at least one year at the date of death shall not be eligible for the monthly survivor benefit pursuant to this Section 3.3.

(b)    PEP Benefit. With respect to a Participant’s PEP Benefit, if any, determined under Section 3.2(b), such benefit shall be paid to the Participant’s Beneficiary in a single sum amount as soon as administratively feasible after the Benefit Determination Date.

(c)    Certain Choice Participant Benefits. Notwithstanding the provisions of (a) and (b) above, with respect to a Choice Participant who does not make a contrary election pursuant to Section 5.2(c)(3), such Participant’s Beneficiary shall receive a single sum amount equal to the actuarial equivalent present value (using the actuarial assumptions under RIP applicable to the Participant as of his or her Benefit Determination Date) of the Participant’s Traditional Benefit and PEP Benefit calculated as of the date specified in Section 5.2(d)(1)(i), and as further adjusted by using the actuarial assumptions under RIP applicable to the Beneficiary as of the Participant’s Benefit Determination Date. Notwithstanding the foregoing, if a Choice Participant makes an election pursuant to Section 5.2(c)(3) to receive his or her benefits under the Plan in the form of monthly annuity payments, his or her Beneficiary, in lieu of the single sum amount described in the preceding sentence, shall receive a monthly benefit paid for the remainder of the Beneficiary’s life; provided that, the Beneficiary’s monthly benefit shall be equal to the actuarially equivalent monthly benefit of such single sum amount (using the actuarial assumptions under RIP applicable to the Beneficiary as of the Participant’s Benefit Determination Date); provided further that, in no event shall the Beneficiary’s monthly benefit be less than the monthly survivor benefit determined under Section 3.3

(a) that, but for this Section 3.3(c), would have been payable to the Participant’s surviving spouse (or, if there is no surviving spouse, would have been payable under Section 3.3(a) had the Participant died with a surviving spouse). Any single sum amount or monthly benefit determined under this Section 3.3(c) shall be payable to the Participant’s Beneficiary as soon as administratively feasible after the date of the Participant’s death.

3.4    Early Retirement Reductions. Any benefits determined pursuant to this Article III shall be subject to the same reductions for early retirement as applicable under RIP.

3.5    Future Adjustments. Any benefit amounts payable under this Plan may be adjusted to take into account future amendments to RIP and increases in retirement income that are granted under RIP due to cost-of-living increases. Any benefit amounts payable under this Plan shall be adjusted to take into account future factors and adjustments made by the Secretary of the Treasury (in regulations or otherwise) to the limitations under Sections 401(a)(17) and 415 of the Code.

ARTICLE IV
VESTING

4.1    Vesting.  Subject to Section 8.1, each Participant shall be vested in his or her benefit, if any, that becomes payable under Article V of the Plan to the same extent that the Participant is vested in his or her benefit accrued under RIP. Notwithstanding the foregoing provisions of this Section 4.1, each GSCS Participant shall be fully vested at all times from and after the GSCS Closing Date in his or her benefit payable under the Plan.

ARTICLE V
PAYMENT OF BENEFIT

5.1    Payments on or After Effective Date But Prior to January 1, 2009. In accordance with the transitional guidance issued by the Internal Revenue Service and the Department of Treasury in Section 3 of IRS Notice 2007-86, any payment of benefits to a Participant or his Beneficiary commencing on or after the Effective Date but prior to January 1, 2009 shall be made pursuant to the Participant’s applicable payment election or the applicable pre-retirement survivor provisions under RIP.

5.2    Payments on or After January 1, 2009. Any payment of benefits to a Participant commencing on or after January 1, 2009 shall be determined in accordance with this Section 5.2.

(a)    Limitation on Right to Receive Distribution. A Participant shall not be entitled to receive a distribution prior to the first to occur of the following events:

(1)    The Participant’s Separation from Service, or in the case of a Participant who is a Specified Employee, the date which is six months after the Participant’s Separation from Service;

(2)    The date the Participant becomes Disabled;

(3)    The Participant’s death;

(4)    A specified time (or pursuant to a fixed schedule) specified at the date of deferral of compensation;

(5)    An Unforeseeable Emergency; or

(6)    To the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or an Adopting Affiliate or in the ownership of a substantial portion of the assets of the Company or an Adopting Affiliate.

This Section 5.2(a) restates the restrictions on distributions set forth in Section 409A of the Code and is intended to impose restrictions on distributions pursuant to the Plan accordingly. This Section 5.2(a) does not describe the instances in which distributions will be made. Rather, distributions will be made only if and when permitted both by this Section 5.2(a) and another provision of the Plan.

(b)    General Right to Receive Distribution. Following a Participant’s termination of employment or death, the Participant’s benefit amounts will be paid to the Participant in the manner and at the time provided in Sections 5.2(c) and 5.2(d), as applicable. A transfer of a Participant from the Company or any Affiliate to any other Affiliate or the Company shall not be deemed to be a termination of employment for purposes of this Section 5.2(b).

(c)    Form of Payment.

(1)    Traditional Benefit. Any monthly benefit payable to a Participant under Section 3.2(a) (and, if applicable, adjusted under Section 3.4) shall be paid in the form of annuity payments as follows:

(i)    Unmarried Participants. The benefits of an unmarried Participant shall be paid in the form of a single life annuity for the Participant’s life. No payments shall be made after the Participant dies. Notwithstanding the foregoing, in accordance with uniform rules and procedures as may be adopted by the Plan Administrator from time to time, an unmarried Participant may elect, in lieu of a single life annuity, to have his or her benefits paid in any actuarially equivalent form of annuity permitted under RIP.

(ii)    Married Participants. Subject to Section 3.3, the benefits of a married Participant shall be paid in the form of a joint and survivor annuity in a reduced monthly benefit for the Participant’s life (as determined in accordance with the applicable actuarial assumptions in effect under RIP) and then, if the Participant’s spouse is still alive, a benefit equal to 50% of the Participant’s monthly benefit is paid to the spouse for the remainder of his or her life. If the Participant’s spouse is not alive when the Participant dies, no further payments shall be made. Notwithstanding the foregoing, in accordance with uniform rules and procedures as may be adopted by the Plan Administrator from time to time, a married Participant may, with the written consent of the Participant’s spouse, elect to waive the joint and survivor annuity of this subparagraph (ii) and instead elect a single life annuity or any actuarially equivalent form of annuity permitted under RIP.

In addition, if the Participant’s Benefit Payment Date, as described in clauses (i)-(v) of Section 5.2(d)(1), is delayed pursuant to the last sentence of Section 5.2(d)(1), then any monthly benefit amounts that would have been paid if not for such last sentence will be credited with interest at five percent (5%) per annum through the Participant’s Benefit Payment Date. Such delayed monthly benefit amounts and interest shall be paid in a single sum amount as soon as administratively feasible after such Benefit Payment Date.

(2)    PEP Benefit. Any benefit payable to a Participant determined under Section 3.2(b) shall be paid in a single sum amount. In addition, if the Participant’s Benefit Payment Date, as described in Section 5.2(d)(2), is delayed pursuant to the first sentence of Section 5.2(d)(2), then any single sum amount that would have been paid if not for such first sentence will be credited with interest at five percent (5%) per annum through the Participant’s Benefit Payment Date. Such interest shall be paid in a single sum amount as soon as administratively feasible after such Benefit Payment Date.

(3)    Special One-Time Election for Choice Participants. Pursuant to the transitional guidance issued by the Internal Revenue Service and the Department of Treasury, the Plan Administrator shall provide a special one-time election to Choice Participants whose benefits have not commenced as of December 31, 2008, to elect to have their benefits paid other than in the forms otherwise described in (1) and (2) above, subject to such procedures as are established by the Plan Administrator; provided that, if a Choice Participant does not make such an election, any benefit amounts under the Plan that become payable to such Choice Participant shall be paid in the forms described in (1) and (2) above, as applicable. In addition, if the Participant’s Benefit Payment Date, as described in Section 5.2(d)(3), is delayed pursuant to Section 5.2(d)(3), then any monthly benefit amounts or single sum amounts that would have been paid if not for such delay will be credited with interest at five percent (5%) per annum through the Participant’s Benefit Payment Date in accordance with the applicable provisions of (1) and (2) above. Such delayed monthly benefit amounts or single sum amounts and interest shall be paid in a single sum amount as soon as administratively feasible after such Benefit Payment Date.

(d)    Timing of Payment.

(1)    Traditional Benefit. Except as provided below, any benefit determined under Section 3.2(a) (and, if applicable, adjusted under Section 3.4) that becomes payable to the Participant following Separation from Service shall commence on the first day of the month following the earliest of the following:

(i)    the Participant’s attainment of age 65 or, if later, the Participant’s fifth anniversary of the date he or she commenced participation under RIP;

(ii)    the Participant’s attainment of age 55 with the number of the Participant’s years of vesting service plus his or her age equaling at least 85;

(iii)    the Participant’s attainment of age 60 after completing at least 10 years of vesting service;

(iv)    the Participant’s attainment of age 55 after completing at least 15 years of vesting service; or

(v)    the Participant’s completing at least 30 years of vesting service.

For purposes of (ii), (iii), (iv) or (v) above, the Plan Administrator shall determine the Participant’s “years of vesting service” by reference to the applicable terms under RIP in existence as of the date the Participant first commenced participation under this Plan.

Notwithstanding the foregoing provisions of this Section 5.2(d)(1), in no event shall any benefit payable to a Participant under Section 3.2(a) (and, if applicable, adjusted under Section 3.4) commence earlier than the first day of the month coincident with or next following a date that is at least six months after the Participant’s Separation from Service, except in the event of the Participant’s death, in which case any benefit payable to the Participant’s Beneficiary shall commence as of the applicable date specified in Section 3.3(a).

(2)    PEP Benefit. Any benefit determined under Section 3.2(b) that becomes payable to the Participant following Separation from Service shall be paid on the first day of the month that is at least six months after the Participant’s Separation from Service. Notwithstanding the foregoing, in the event of the Participant’s death, any benefit payable to the Participant’s Beneficiary will be paid as soon as administratively feasible after the date of the Participant’s death.

(3)    Certain Choice Participant Benefits. Any benefits that become payable to a Choice Participant following Separation from Service shall be paid on the first day of the month that is at least six months after the Participant’s Separation from Service. Notwithstanding the foregoing, in the event of the Participant’s death, any benefit payable to the Participant’s Beneficiary will be paid as soon as administratively feasible after the date of the Participant’s death.

5.3    Automatic Lump Sum Distributions. Notwithstanding any provision of the Plan to the contrary:

(a)    Certain Distributions on or After Effective Date But Prior to January 1, 2009. Effective as of the Effective Date but prior to January 1, 2009, if the actuarial equivalent present value of an individual’s benefit amounts payable under this Plan (as determined in accordance with the applicable actuarial assumptions in effect under RIP as of the individual’s Benefit Determination Date) is less than or equal to $10,000, the individual’s benefit amounts under the Plan shall be distributed in a single sum amount as soon as administratively feasible on or after such Benefit Determination Date.

(b)    Certain Distributions on or After January 1, 2009. Effective January 1, 2009, if the sum of (i) the actuarial equivalent present value of an individual’s benefit amounts payable under this Plan (as determined in accordance with the applicable actuarial assumptions in effect under RIP as of the individual’s Benefit Determination Date) and (ii) the interest, if any, credited on such amounts through the individual’s Benefit Payment Date (as determined in accordance with the applicable provisions of Section 5.2(c)) is less than or equal to the dollar limitation under Section 402(g)(1)(B) of the Code in effect for the calendar year in which the individual’s Benefit Payment Date occurs, the individual’s benefit amounts under the Plan shall be distributed in a single sum amount equal to the sum of (i) and (ii) above as soon as administratively feasible on or after such Benefit Payment Date.

5.4    Withholding.  All distributions will be subject to all applicable tax and withholding requirements.

5.5    Ban on Acceleration of Benefits. Neither the time nor the schedule of any payment under the Plan may be accelerated except as permitted in regulations or other guidance issued by the Internal Revenue Service or the Department of the Treasury and as incorporated herein.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1    General Powers and Duties. The following list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as he may deem advisable in the administration of the Plan, unless such powers or duties are expressly assigned to another pursuant to the provisions of the Plan.

(a)    General. The Plan Administrator shall perform the duties and exercise the powers and discretion given to him in the Plan document and by applicable law and his decisions and actions shall be final and conclusive as to all persons affected thereby. The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform his functions. The Plan Administrator may rely without question upon any such data or information.

(b)    Disputes. Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and his decision shall be final. Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of the Plan, the decision of the Plan Administrator shall be final.

(c)    Agents. The Plan Administrator may engage agents, including recordkeepers, to assist him and he may engage legal counsel who may be counsel for the Company. The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary or physician.

(d)    Insurance. At the Director’s request, the Company shall purchase liability insurance to cover the Director in his activities as the Plan Administrator.

(e)    Allocations. The Plan Administrator is given specific authority to allocate responsibilities to others and to revoke such allocations. When the Plan Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.

(f)    Records. The Plan Administrator shall supervise the establishment and maintenance of records by his agents, the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under the Plan.

(g)    Interpretations. The Plan Administrator, in his sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).

(h)    Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, internet, intranet, voice response or telephonic) by which Participants may submit elections, directions and forms required for participation in, and the administration of, the Plan. If the Plan Administrator chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of the Plan calling for the submission of a written election, direction or form.

(i)    Delegation. The Plan Administrator may delegate his authority hereunder, in whole or in part, in his sole and absolute discretion.

6.2    Claims Procedures. Benefit claims under the Plan shall be resolved in accordance with Code Section 409A and uniform and nondiscriminatory procedures adopted by the Plan Administrator in accordance with Section 503 of ERISA.

ARTICLE VII
AMENDMENT

7.1    Amendment. The Company reserves the right at any time to amend, modify or suspend any or all of the provisions of this Plan, in whole or in part, at any time as designated by a written instrument duly adopted on behalf of the Company.

7.2    Effect of Amendment. Any amendment of the Plan shall not directly or indirectly reduce the benefits previously accrued by the Participant.

7.3	Termination. The Company expressly reserves the right to terminate the Plan.

(a)General. In the event of termination, the Company shall specify whether termination will change the time at which distributions are made; provided that any acceleration of a distribution is consistent with Section 409A of the Code. In the absence of such specification, the timing of distributions shall be unaffected by termination.

(b)GSCS Termination. Pursuant to the Company’s authority to terminate the Plan, the Plan is irrevocably terminated with respect to all GSCS Participants upon the GSCS Closing Date and no GSCS Participant shall accrue any benefits under the Plan for any purpose after the GSCS Closing Date. Pursuant to termination of the Plan with respect to GSCS Participants pursuant to this Section 7.3(b), the present value of each GSCS Participant’s benefit amounts payable under the Plan shall be distributed to the GSCS Participant in a single sum amount as soon as practicable after the GSCS Closing Date, but in no event later than December 31 next following the GSCS Closing Date. Termination of the Plan with respect to GSCS Participants will change the time at which distributions are made to GSCS Participants. Payments to GSCS Participants pursuant to this Section 7.3(b) are intended to comply with section 409A of the Code and applicable guidance issued thereunder.

ARTICLE VIII
GENERAL PROVISIONS

8.1    Participant’s Rights Unsecured. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her Beneficiary to receive benefits hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any specific assets of the Company. All amounts accrued by Participants hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Nothing in this Section shall preclude the Company from establishing a “Rabbi Trust,” but the assets in the Rabbi Trust must be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.

8.2    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

8.3    No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution from the Plan except in accordance with the terms of the Plan. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or an Adopting Affiliate.

8.4    Section 409A Compliance. The Company intends that the Plan meet the requirements of Section 409A of the Code and the guidance issued thereunder. The Plan shall be administered, construed and interpreted in a manner consistent with that intention.

8.5    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings. This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

8.6    Domestic Relations Orders. Notwithstanding any provision of the Plan to the contrary, and to the extent permitted by law, the amounts payable pursuant to the Plan may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Section 414(p)(1)(B) of the Code), subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time.

8.7    Incapacity of Recipient. If the Plan Administrator is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Plan Administrator shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Plan Administrator is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefor.

8.8    Successors. The Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.

8.9    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Director, or the Company, nor any individual acting as the Plan Administrator’s, the Director’s, or the Company’s employee, agent, or representative shall be liable to any Participant, former Participant, Beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.10    Overpayments. If it is determined that the benefits under the Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be given to the recipient of such benefits (or his legal representative) and he shall repay the amount of overpayment to the Company. If he fails to repay such amount of overpayment promptly, the Company shall arrange to recover for the Plan the amount of the overpayment by making an appropriate deduction or deductions from any future benefit payment or payments payable to that person (or his survivor or beneficiary) under the Plan or from any other benefit plan of the Company.

8.11    Plan Frozen. As a result of the freeze of RIP, participation and benefit accruals are frozen under the Plan. This Section 8.11 provides clarification regarding the freeze of the Plan.

(a)    Participation Frozen. The Plan is frozen to (1) all employees hired after November 30, 2010 and (2) all employees rehired after December 31, 2010. Any employee hired or rehired after the applicable date in the preceding sentence shall not be eligible for the Plan and, in the case of a rehire, shall accrue no additional benefits under the Plan for any period of employment after such date. Similarly, the Plan is frozen to all individuals hired or rehired by the Company or any Affiliate thereof prior to the applicable date in the first sentence who, as of such date, were not Participants in the Plan and therefore such individuals will never become eligible to participate in the Plan.

(b)    Benefits Frozen — Non-Sunset Participants. Effective January 1, 2011, the Plan is frozen with respect to any Participant who is not classified as a Sunset Participant on December 31, 2010. Any Participant who was not a Sunset Participant on December 31, 2010 shall no longer accrue any additional benefits under the Plan for periods of employment on or after January 1, 2011.

(c)	Benefits Frozen — Sunset Participants.

(1)
The Plan is frozen with respect to any Participant who is a Sunset Participant on December 31, 2010, but who later loses his status as a Sunset Participant, on the date such Participant loses status as a Sunset Participant.

(2)	Effective January 1, 2020, the Plan is frozen for all employees including by way of example but not limitation, Sunset Participants.

(d)    Plan Completely Frozen — January 1, 2020. For avoidance of doubt, no individual shall: (1) become a new Participant in the Plan after November 30, 2010 regardless of hire date or transfer date; and (2) accrue any benefits under the Plan for any period of employment on or after January 1, 2020.

(e)    Vesting Service Continues. For avoidance of doubt, a Participant shall continue to receive vesting service for any period of employment on or after the applicable freeze date referenced in this Section 8.11 for purposes of determining his or her vesting under Section 4.1 and his or her eligibility to commence benefits under Section 5.2(d).

8.12	Special Rules for Participants with Same-Sex Domestic Partners.

(a)    Generally. Effective January 1, 2013, except as specified under this Section 8.12 or as prohibited by applicable law, to the extent the Plan provides for any benefit, right, feature, restriction, or obligation relating to, or upon, a Participant’s “spouse”, “Beneficiary”, “survivor”, or “surviving spouse” (or any individual having a similar relationship to the Participant), the Plan Administrator shall also apply such benefit, right, feature, restriction, or obligation to a Participant’s “same-sex domestic partner” (as defined in (b) below) in a uniform and non-discriminatory manner that is similar to how an opposite-gender spouse would be treated under the Plan.

(b)    Definition of “Same-Sex Domestic Partner”. For purposes of this Section 8.12, the term “same-sex domestic partner” means the sole, same-sex person who is in a civil union, domestic partnership, or legal relationship similar thereto, with the Participant as recognized under the laws of the federal government or a state government of the United States of America, including its territories and possessions and the District of Columbia (or, with respect to any other country, legally recognized by the equivalent government(s) thereof). The Plan shall continue to treat such relationship as a same-sex domestic partnership, regardless of whether the Participant and his same-sex domestic partner remain in the jurisdiction where the relationship was legally entered into. In the event more than one person meets this definition for a given Participant, then the “same-sex domestic partner” shall be the person who first met the criteria in this definition. Notwithstanding anything herein to the contrary, if a Participant has a spouse recognized for purposes of federal law, no person will qualify as the Participant’s same-sex domestic partner unless such Participant’s marriage to such spouse is first lawfully dissolved. Except with respect to determining the length of time the same-sex domestic partner has satisfied the definition of same-sex domestic partner under the Plan, a Participant shall be considered to have a same-sex domestic partner only with respect to periods beginning on or after January 1, 2013, regardless of when such same-sex partnership was created.

(c)    Exceptions.

(1)    Determination of Status as a “married Participant”. For purposes of Section 5.2(c)(1), a Participant shall be considered a “married Participant” only if the Participant has a spouse recognized for purposes of federal law. For avoidance of doubt, a Participant with a same-sex domestic partner is considered to be an “unmarried Participant” and is not required to obtain the same-sex domestic partner’s consent for the election of any form of payment provided under the Plan, and the normal form of benefit for purposes of Section 5.2(c)(1) for any such Participant shall be a single life annuity for the Participant’s life.

(2)    Determination of Unforeseeable Emergency. Only a spouse recognized for purposes of federal law shall be considered a “spouse” for purposes of applying the definition of “Unforeseeable Emergency” in Section 1.1(y).

(3)    Domestic Relations Orders. Only a spouse recognized for purposes of federal law or another “alternate payee” (as defined under Section 414(p) of the Code) may enforce a domestic relations order against the Plan or a Participant’s interests hereunder pursuant to Section 8.6.

8.13    Determination of “spouse”. Effective September 16, 2013, or as otherwise required under Internal Revenue Service guidance, the term “spouse” means the person who is the Participant’s spouse for federal tax purposes pursuant to applicable Internal Revenue Service guidance.